Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255136

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated April 15, 2021

To Prospectus dated April 15, 2021)

Up to $18,615,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated April 15, 2021, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-255136), as previously supplemented by our prospectus supplement, dated April 15, 2021 (collectively, the “Prior Prospectus”), relating to the offer and sale, from time to time, of an aggregate offering price of up to $35,000,000 of shares of our common stock, $0.01 par value per share, pursuant to the sales agreement, dated April 8, 2021 (the “Sales Agreement”) we previously entered into with SVB Securities LLC (“SVB Securities,” and formerly known as SVB Leerink LLC). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto. We have not sold any shares of our common stock in accordance with the Sales Agreement under the Prior Prospectus.

We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.6. of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations, we currently may offer and sell shares of our common stock having an aggregate offering price of up to $18,615,000 under the Sales Agreement. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LNSR.” The aggregate market value of our common stock held by non-affiliates as of August 5, 2022 pursuant to General Instruction I.B.6 of Form S-3 is $57,907,993, which was calculated based on 9,119,369 shares of our common stock outstanding held by non-affiliates and at a price of $6.35 per share, the closing price of our common stock on August 5, 2022. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6. of Form S-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price up to $18,615,000 from time to time through SVB Securities. In addition, we have agreed to reimburse SVB Securities for (i) fees and disbursements paid to its legal counsel, in an amount not to exceed $65,000, in connection with the establishment of the offering program and up to $10,000 for each fiscal quarter thereafter, and (ii) grant SVB Securities a right (the “Right”) to participate in future financings by us. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed sales compensation for this offering and the Right is deemed 1% in sales compensation for this offering.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page S-3 of the Prior Prospectus and in the documents incorporated by reference into this prospectus supplement and the Prior Prospectus and in our most recent Annual Report on Form 10-K and in our most recently Quarterly

Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into this prospectus supplement and the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SVB Securities

The date of this prospectus supplement is August 9, 2022